5th Amended and Restated Appendix A

TO OPERATING EXPENSES LIMITATION AGREEMENT

Fund	Operating Expense Limit	Effective Date
361 Market Neutral Fund (formerly 361 Long/Short Equity Fund)
Investor Class	2.15%	12/19/11
Class I	1.90%	12/19/11
361 Managed Futures Strategy Fund
Investor Class	2.24%	2/1/2013
Class I	1.99%	2/1/2013
361 Global Managed Futures Strategy Fund
Investor Class	2.04	3/1/15
Class I	1.79	3/1/15
361 Global Macro Opportunity Fund
Investor Class	2.15%	6/30/2014
Class I	1.90%	6/30/2014
361 Global Long/Short Equity Fund
Investor Class	1.94%	12/12/14
Advisor Class	1.69%	12/12/14
Institutional Class	1.54%	12/12/14

Agreed and accepted this ___ day of _______, 2015.
INVESTMENT MANAGERS SERIES TRUST	361 CAPITAL, LLC

By:	By:
Print Name:	Print Name:
Title:	Title: